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                                                                     EXHIBIT 5.1

June 4, 2003

The Board of Directors
Glacier Bancorp, Inc.
47 Commons Loop
Kalispell, Montana 59903-0027

         RE: LEGAL OPINION REGARDING VALIDITY OF SECURITIES OFFERED

Gentlemen:

         We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission (the "Commission") with respect to 1,650,000 shares of common stock, $.01 par value per share (the "Shares"), of Glacier Bancorp, Inc., a Delaware corporation ("Glacier") authorized for issuance upon exercise of options granted under the Glacier Bancorp, Inc. Amended and Restated 1994 Directors' Stock Option Plan (the "Directors' Plan") and the Glacier Bancorp, Inc. Amended and Restated 1995 Employee Stock Option Plan (the "Employee Plan"). The Directors' Plan and the Employee Plan are collectively referred to as the "Plans." The Shares being registered pursuant to the Registration Statement are additional Shares available for issuance upon exercise of options under the Plans, resulting from the amendment and restatement of such Plans.

         In connection with the offering of the Shares, we have examined the following: (i) the Plans, which are filed as Exhibits 99.1 and 99.3, respectively, to the Registration Statement; (ii) the Registration Statement, including the remainder of the exhibits; and (iii) such other documents as we have deemed necessary to form the opinions hereinafter expressed. As to various questions of fact material to such opinions, where relevant facts were not independently established, we have relied upon statements of officers of Glacier.

         Our opinion assumes that the Shares are issued in accordance with the terms of the respective Plans after the Registration Statement has become effective under the Act.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, or any portion of the Shares, have been duly authorized and that, upon the due execution by Glacier and the registration by its registrar of the Shares, issuance by Glacier and receipt of the consideration for the Shares, consistent with the terms of the respective Plans, the Shares will be validly issued, fully paid, and nonassessable.

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Glacier Bancorp, Inc.
June 4, 2003
Page 2

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent shall not be construed to cause us to be in the category of persons whose consent is required to be filed pursuant to
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                                     Very truly yours,

                                                     GRAHAM & DUNN PC

                                                     /s/ Graham & Dunn PC